Exhibit 10.1

[ARCH CAPITAL GROUP LTD. LETTERHEAD]

May 27, 2005

Mr. W. Preston Hutchings

“The Deanery”

12 Middle Road

Paget, PG03

Bermuda

Dear Preston:

This letter agreement confirms that Arch Capital Group Ltd., a Bermuda company (the “Company”), shall employ you, and that you shall accept such employment, all on the terms outlined below:

1.                              Employment:  The Company shall employ you, and you shall accept employment with the Company, upon the terms and conditions set forth in this letter agreement for the period beginning on July 1, 2005 and ending as provided in paragraph 3 (the “Employment Period”).

2.                              Position & Responsibilities:  (A)  You shall serve as Senior Vice President, Chief Investment Officer of the Company, and that in such capacity you shall report to the Chief Financial Officer of the Company.  During the Employment Period, you shall devote substantially all of your working time and efforts to the business and affairs of the Company.

(B)  While employed by the Company hereunder, you shall perform your duties at the offices of the Company in Bermuda.  You shall travel to such places outside of Bermuda on the business of the Company in such manner and on such occasions as the Company may from time to time reasonably require.

3.                              Term of Employment:  The Employment Period shall continue until the Company gives notice in writing to you or you give notice in writing to the Company of at least one month, subject to earlier termination as provided under The Employment Act 2000.

4.                              Compensation:  Compensation for your services hereunder shall be at an annual base salary rate of $400,000, and an annual performance bonus opportunity to be determined by the Board of Directors of the Company in its sole discretion (it being understood that your bonus will not be prorated for 2005 based on the number of days you are employed by the Company during 2005).  The target rate for the annual bonus shall be 100% of the base salary rate, subject to a maximum amount of 200% of the base salary rate.  The base salary will be payable monthly on the 15th day of each month, two weeks in arrears and two weeks in advance.  Normal hours of employment are 8:30 a.m. to 5:00 p.m., Monday to Friday.  Your base salary has been computed to reflect that your regular duties are likely, from time to time, to require more than the normal hours per week and you shall not be entitled to receive any additional remuneration for work outside normal hours.

Subject to the approval of the Board of Directors of the Company (the “Board”), the Company shall grant to you under one of its share based compensation plans an option (the “Option”) to purchase 50,000 common shares of the Company at a purchase price per share equal to the closing market price of the Company’s shares on the date of grant (the “Grant Date”), with one-third of the Option vesting and becoming exercisable on each of the Grant Date and the first anniversary and the second anniversary of the Grant Date, provided that on such date you are still employed by the Company as provided in the applicable award agreement.  Such Option shall be exercisable for ten years from the Grant Date, subject to sooner termination in the event employment with the Company is terminated as provided in the applicable award agreement.

In addition, subject to the approval of the Board, the Company shall grant to you 12,500 restricted common shares of the Company on the Grant Date, which will vest on the fifth anniversary of the Date of Grant and will be subject to all other provisions included in the applicable award agreement.  In the event your employment is terminated by the Company without cause (as defined in the award agreement), such restricted shares, to the extent not already vested in full, shall become immediately and fully vested at the time of such termination of service as provided in the award agreement.

5.                              Benefits:  In addition to the compensation described above, you shall be entitled to the following benefits during the Employment Period:

(A)  such major medical, life insurance and disability insurance coverage as is, or may during the Employment Period, be provided generally for other employees of the Company as set forth from time to time in the applicable plan documents, copies of which may be obtained by you from the Company;

(B)  in addition to the usual public holidays and ten (10) paid days off for sick leave, a maximum of four weeks of paid vacation annually during the term of the Employment Period (Section 11 of the Bermuda Employment Act 2000 shall otherwise not apply to your employment hereunder);

(C)  benefits under any plan or arrangement available generally for the employees of the Company, subject to and consistent with the terms and conditions and overall administration of such plans as set forth from time to time in the applicable plan documents; and

(D)  the additional benefits set forth on Schedule I.

6.                              Expenses:  The Company shall reimburse you for all reasonable expenses incurred by you in the course of performing your duties under this letter agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of expenses.

7.                              Confidential Information; Intellectual Property:  (A)  You will not disclose or use at any time during or after the Employment Period any Confidential Information (as defined below) of which you are or become aware, whether or not such information is developed by you, except to the extent that such disclosure or use is directly related to and required by your performance of duties assigned to you pursuant to this letter agreement.  Under all circumstances and at all times, you will take all appropriate steps to safeguard Confidential Information in your possession and to protect it against disclosure, misuse, espionage, loss and theft.  “Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or any of its subsidiaries (collectively, the “Companies”) in connection with their business.  It shall not include information (a) required to be disclosed by court or administrative order, (b) lawfully obtainable from other sources or which is in the public domain through no fault of you; or (c) the disclosure of which is consented to in writing by the Companies.

(B)  In the event that you as part of your activities on behalf of the Company generates, authors or contributes to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Companies as now or hereinafter conducted (collectively, “Intellectual Property”), you acknowledge that such Intellectual Property is the sole and exclusive property of the Companies and hereby assign all right title and interest in and to such Intellectual Property to the Companies.  Any copyrightable work prepared in whole or in part by you during the Employment Period will be deemed “a work made for hire” under Section 201(b) of the Copyright Act of 1976, as amended, and the Companies will own all of the rights comprised in the copyright therein.  You will promptly and fully disclose all Intellectual Property and will cooperate with the Companies to protect the Companies’ interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of your employment hereunder).

(C)  As requested by the Company, from time to time and upon the termination of your employment with the Company for any reason, you will promptly deliver to the Company all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property in your possession or within your control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Company.

8.                              Nonsolicitation:  (A)  You hereby agree that (a) during the Employment Period and for a period of one (1) year after the date of termination of your employment hereunder (the “Nonsolicitation Period”) you will not, directly or indirectly through another entity, induce or attempt to induce any employee of the Companies to leave the employ of the Companies, or in any way interfere with the relationship between the Companies and any employee thereof or otherwise employ or receive the services of any individual who was an employee of the Companies at any time during such Nonsolicitation Period or within the six-month period prior thereto and (b) during the Nonsolicitation Period, you will not induce or attempt to induce any customer, supplier, client, insured, reinsured, reinsurer, broker, licensee or other business relation of the Companies to cease doing business with the Companies.

(B)  If, at the enforcement of this paragraph 8, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be permitted to revise the restrictions contained in this paragraph 8 to cover the maximum duration, scope and area permitted by law.

9.                              Equitable Relief:  You acknowledge that (a) the covenants contained herein are reasonable, (b) your services are unique, and (c) a breach or threatened breach by you of any of your covenants and agreements with the Companies contained in paragraphs 7 and 8 could cause irreparable harm to the Companies for which they would have no adequate remedy at law.  Accordingly, and in addition to any remedies which the Companies may have at law, in the event of an actual or threatened breach by you of your covenants and agreements contained in paragraphs 7 and 8, the Companies shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

10.                        Representation:  You hereby represent and warrant to the Company that (a) the execution, delivery and performance of this letter agreement by you does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, (b) you are not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person and (c) upon the execution and delivery of this letter agreement by the Company, this letter agreement will be the valid and binding obligation of you, enforceable in accordance with its terms.

11.                        Notice:  Any notice or request required or permitted under this letter agreement shall be in writing and given or made by fax, email or by post-paid registered certified mail return, receipt requested, addressed to the Company at its registered office or to you at the address specified therefor on the first page hereof or to either party at such other address or addresses as such party may from time to time specify for the purpose in a notice given to the other party in accordance with this paragraph.

12.                        General:  There are currently no disciplinary or grievance procedures in place, and there is no collective agreement in place. You also understand that professional office attire based on the local customs of Bermuda is required at all times.  This letter agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof, may be executed in two or more counterparts, and shall be governed by the laws of Bermuda without regard to choice of law rules.

Please confirm your agreement to the above by signing and returning the enclosed duplicate of this letter agreement.

We look forward to a mutually satisfactory relationship.

ARCH CAPITAL GROUP LTD.

	By:	/s/ John D. Vollaro
	Name:	John D. Vollaro
	Title:	Executive Vice President and Chief Financial Officer

Accepted as of the date first above written:

/s/ W. Preston Hutchings
W. Preston Hutchings

cc: Dinos Iordanou

Schedule I

The Company shall reimburse you for the following expenses incurred by you, subject, in each case, to the Company’s requirements with respect to reporting and documentation of such expenses:

•                  A one-time automobile allowance of $35,000 for the purchase of an automobile; and

•                  Annual dues for membership in one club.